Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

ZIMMER BIOMET HOLDINGS, INC.

AND

ZIMMER BIOMET SPINE, INC.

DATED AS OF MARCH 1, 2022

ii

iii

This EMPLOYEE MATTERS AGREEMENT (the “Agreement”) is by and between Zimmer Biomet Holdings, Inc. (“Parent”) and Zimmer Biomet Spine, Inc. (“SpinCo”) (each a “Party” and together, the “Parties”), and shall be effective upon the date executed by the Parties.

RECITALS:

WHEREAS, the board of directors of the Parent has determined that it is advisable and in the best interests of the Parent and the Parent’s shareholders to create a new publicly traded company which shall operate the Spin-Off Businesses (as such term is defined herein);

WHEREAS, in furtherance of the foregoing, Parent and ZimVie Inc., a Delaware corporation that will be the ultimate parent company of SpinCo, are concurrently entering into a Separation and Distribution Agreement (the “Separation Agreement”) which will govern certain matters relating to the Contribution and Distribution and other transactions contemplated by the Separation Agreement; and

WHEREAS, pursuant to the Separation Agreement, the Parent and SpinCo have agreed to enter into this Agreement for the purpose of allocating assets, liabilities and responsibilities with respect to certain employee matters, human resources, employee compensation and benefit plans between them and among them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges, the Parties, intending to be legally bound hereby, agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings; provided that capitalized terms used but not otherwise defined in this Section 1.01 shall have the respective meanings ascribed to such terms in the Separation Agreement.

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Benefit Arrangement” means each Benefit Plan and Benefit Policy.

“Benefit Plan” means, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, relocation or other fringe benefit (whether or not taxable), or employee loans, that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

“Benefit Policy” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is a vacation pay or other paid or unpaid leave policy or practice sponsored or maintained by such entity (or to which such entity contributes or is required to contribute) or in which it participates.

“Change in Control Severance Agreements” mean the Change in Control Severance Agreements between Parent and individual employees.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, together with all regulations and proposed regulations promulgated thereunder.

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Contribution” has the meaning given to such term in the Separation Agreement.

“Distribution” has the meaning given to such term in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Employee Agreement” means any employment contract, whether written or unwritten, between a member of the Parent Group or SpinCo Group and a current or former employee, including any standard form employee agreement customarily signed by certain employees of the Parent Group and any other form of employment agreement, employment letter or notice with respect to the terms of employment between a member of the Parent Group or SpinCo Group and a current or former employee signed or otherwise effective under applicable local Law. The term “Employee Agreement” also includes any cash retention agreement and, for the avoidance of doubt, any “SpinCo Contract” (as defined in the Separation Agreement) that satisfies the definition in this paragraph.

“Employment Tax” means withholding, payroll, social security, workers compensation, unemployment, disability and any similar tax imposed by the IRS, or any other tax authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.

“Equity Exchange Ratio” means (i) the value of a share of Parent common stock, which shall be the volume-weighted average price of shares traded on the New York Stock Exchange for the period beginning at 9:30 AM, New York City time (or such as is the official open of trading on the NYSE), and ending at 4:00 PM, New York City time (or such as is the official close of trading on the NYSE) for the trading day preceding the Distribution Date; divided by (ii) the value of a share of SpinCo common stock, which shall be the volume-weighted average price of shares traded on the New York Stock Exchange for the first three days of trading following the Distribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data but in any case excluding back-up tapes.

“International” means located outside the United States.

“International Benefit Arrangements” has the meaning set forth in Section 4.02.

“International Employees” means employees located outside of the United States.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other legally enforceable requirement of, or Order issued by, a Governmental Authority.

“Leave of Absence” means any leave under the Parent Group leave of absence policy or other similar policy or any other approved leave of absence whether paid or unpaid, that is protected by Law or provided for under a Parent Group policy, program or agreement including USERRA Leave, leave under the Family and Medical Leave Act or corresponding state law or any Parent short-term disability policy, but exclusive of long-term disability.

“Liabilities” means all debts, liabilities (including liabilities for Taxes), guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or not matured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Parent Annual Bonus Plans” means the Zimmer Biomet Holdings, Inc. Non-Executive Employee Annual Performance Incentive Plan and the Zimmer Biomet Holdings, Inc. Executive Performance Incentive Plan.

“Parent Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by any member of the Parent Group.

“Parent Employee” means any employee of the Parent Group who is not a SpinCo Employee.

“Parent Equity Plans” means the Zimmer Biomet Holdings, Inc. 2009 Stock Incentive Plan and the Stock Plan for Non-Employee Directors, as each may be amended and restated from time to time.

“Parent Group” means Parent and each of its Subsidiaries but excluding any member of the SpinCo Group.

“Parent ESPP” means the Parent Group Employee Stock Purchase Plan.

“Parent Master Trust” means the Zimmer Biomet Holdings, Inc. Savings and Investment 401(k) Program Master Trust, as may be amended and restated from time to time.

“Parent NQDCPs” means the Zimmer Biomet Deferred Compensation Plan, the Biomet, Inc. Deferred Compensation Plan (Pre-409A Grandfathered Plan), the Biomet, Inc. Deferred Compensation Plan (Post-409A Plan), and the Zimmer Holdings, Inc. Independent Sales Representatives Deferred Annual Final Compensation and Equity Incentive Plan, as each may be amended and restated from time to time.

“Parent Option” means each outstanding option to purchase shares of the common stock of the Parent, whether vested or unvested, granted under any Parent Equity Plan.

“Parent Performance-Based Restricted Stock Unit” means each outstanding performance-based restricted stock unit of any member of the Parent Group, whether vested or unvested, granted under any Parent Equity Plan.

“Parent Time Restricted Stock Unit” means each outstanding restricted stock unit of any member of the Parent Group, whether vested or unvested, granted under the Parent Equity Plan, that is not a Parent Performance-Based Restricted Stock Unit.

“Parent Retirement Plan” means the Zimmer Biomet Holdings, Inc. Retirement Income Plan, as may be amended and restated from time to time.

“Parent Savings Plans” means the Zimmer Biomet Holdings, Inc. Savings and Investment 401(k) Program and the Zimmer Biomet Puerto Rico Savings and Investment 401(k) Program, as each may be amended and restated from time to time, and any other Benefit Plan maintained by any member of the Parent Group in which US SpinCo Employees participate immediately before the Pre-Spin Transition Date and that is intended to satisfy the requirements of Sections 401(a) and 401(k) of the Code.

“Parent Severance Plans” means the Zimmer Biomet Holdings, Inc. Severance Plan, the Zimmer Biomet Holdings, Inc. Executive Severance Plan and the Change in Control Severance Agreements, as each may be amended and restated from time to time.

“Parent Welfare Plans” means the Zimmer Biomet Holdings, Inc. Health and Welfare Plan (including the component plans thereof) and any other employee welfare benefit plan maintained by the Parent or any member of the Parent Group and in which SpinCo Employees participate as of the day prior to the Pre-Spin Transition Date.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pre-Spin Transition Date” means January 1, 2022.

“Separation Agreement” has the meaning set forth in the recitals.

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Annual Bonus Plans” means the annual bonus plans established or to be established for the benefit of SpinCo Employees that mirror the Parent Annual Bonus Plans.

“SpinCo Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by any member of the SpinCo Group or Subsidiary thereof.

“SpinCo Employees” means (i) any employee who works primarily for the Spin-Off Businesses as of the Pre-Spin Transition Date, provided, that any such individual employed in the United States who is on short-term disability leave, receiving long-term disability benefits or is on any other Leave of Absence on the Pre-Spin Transition Date shall automatically become a SpinCo Employee only if and when such Employee returns to active service, and (ii) any other employee identified or otherwise described in Schedule A hereto.

“SpinCo Equity Awards” means any SpinCo Options, SpinCo Performance-Based Restricted Stock Units, SpinCo Restricted Stock Units, and any other equity awards granted under the SpinCo Equity Plan.

“SpinCo Equity Plans” has the meaning set forth in Section 6.01(b).

“SpinCo Group” means SpinCo and each of its Affiliates after the Distribution.

“SpinCo Master Trust” has the meaning set forth in Section 3.02(a).

“SpinCo NQDCP” means the non-qualified deferred compensation plan established or to be established for the benefit of SpinCo Employees that “mirrors” (i.e., replicates all of the material terms and conditions of) the Zimmer Biomet Deferred Compensation Plan.

“SpinCo Option” means each outstanding stock option of any member of the SpinCo Group, whether vested or unvested, granted under the SpinCo Equity Plan.

“SpinCo Performance-Based Restricted Stock Unit” means each outstanding performance-based restricted stock unit of any member of the SpinCo Group, whether vested or unvested, granted under the SpinCo Equity Plan.

“SpinCo Restricted Stock Unit” means each outstanding restricted stock unit of any member of the SpinCo Group, whether vested or unvested, granted under the SpinCo Equity Plan, that is not a SpinCo Performance-Based Restricted Stock Unit.

“SpinCo Savings Plans” has the meaning set forth in Section 3.02(a).

“SpinCo Severance Plans” means the severance plans established or to be established for the benefit of SpinCo Employees that mirror the Parent Severance Plans.

“SpinCo Welfare Plans” has the meaning set forth in Section 5.01(b).

“Spin-Off Businesses” means the “SpinCo Business” as defined in the Separation Agreement.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Tax” or “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, use, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

“USERRA Leave” means a Leave of Absence in respect of which reemployment rights are protected under the Uniformed Services Employment and Reemployment Rights Act.

“US SpinCo Employee” means each SpinCo Employee employed in the United States.

“Workers’ Compensation Events” means the event, injury, illness, or condition giving rise to a workers’ compensation claim.

Section 1.02 References; Interpretation. Unless the context otherwise requires:

(a)	references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, Exhibits and Schedules to, this Agreement;

(b)	references in this Agreement to any time shall be to the then prevailing New York City, New York time unless otherwise expressly provided herein; and

(c)	references to an individual as an “Employee” are descriptive only and are not necessarily intended to mean that an individual is in fact an employee of any Party.

Section 1.03 Relation to Other Documents. To the extent there is any inconsistency between this Agreement and the terms of another agreement pertaining to the Distribution that is the subject of this Agreement and such inconsistency (i) arises in connection with or as a result of employment with or the performance of services before or after the Distribution for any member of the Parent Group or SpinCo Group and (ii) relates to the allocation of Liabilities attributable to the employment, service, termination of employment or termination of service of any present or former Parent Group employees or SpinCo Employees or any of their dependents or beneficiaries (and any alternate payees in respect thereof), or other service providers (including any individual who is, or was or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement or relationship with any member of the Parent Group or the SpinCo Group), the terms of this Agreement shall prevail.

ARTICLE II

GENERAL PRINCIPLES

Section 2.01 Allocation of Assets and Liabilities.

(a)

SpinCo Liabilities. Except as otherwise expressly provided in this Agreement or the Separation Agreement, the SpinCo Group hereby assumes (or retains) and agrees to pay, perform, fulfill, and discharge all Liabilities to the extent relating to, arising out of, or resulting from or with respect to:

i.

the employment (or termination of employment), including with respect to any statutory or other Liabilities (regardless of whether those Liabilities are otherwise the legal responsibility of the Parent Group or the SpinCo Group), at any time, of each SpinCo Employee (including, in each case, all Liabilities with respect to any such SpinCo Employee relating to, arising out of, or resulting from Employment Tax, Employee Agreements, any Parent Benefit Arrangement or any SpinCo Benefit Arrangement); provided, however, that, notwithstanding anything in this Section 2.01(a) to the contrary, SpinCo shall not assume any Liabilities relating to, arising out of, or resulting from the Parent Retirement Plan, any Parent NQDCPs or any Parent Annual Bonus Plan (other than any Liabilities for any bonuses under any Parent Annual Bonus Plan accruing after 2021), which Liabilities shall be expressly retained by Parent Group; and provided further that the Liabilities described in this paragraph with respect to any US SpinCo Employee shall be assumed by the SpinCo Group in accordance with this Section 2.01(a) only to the extent they are based on actions, omissions, circumstances or events that occurred, or are alleged to have occurred, on or after the Pre-Spin Transition Date;

ii.

the retention (or termination of engagement), including with respect to any statutory or other Liabilities (regardless of whether those Liabilities are otherwise the legal responsibility of the Parent Group or the SpinCo Group), prior to, on, or after the Pre-Spin Transition Date, of any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or any other individual in any other similar relationship to the extent the services provided by any such individual were primarily related to the SpinCo Group and such individual is identified to be transferred to the SpinCo Group in connection with the Distribution; provided that, notwithstanding anything in this Section 2.01(a) to the contrary, SpinCo shall not assume any Liabilities relating to, arising out of, or resulting from any Parent NQDCPs; provided further that the Liabilities described in this paragraph with respect to any individual described in this paragraph who is employed or otherwise engaged in the United States shall be assumed by the SpinCo Group in accordance with this Section 2.01(a) only to the extent they are based on actions, omissions, circumstances or events that occurred, or are alleged to have occurred, on or after the Pre-Spin Transition Date; and provided further that, for the avoidance of doubt, this Agreement is not intended to, and does not, address any Liabilities in respect of the services provided by consulting firms, investment advisory firms, valuation advisory firms, legal advisors or other third-party entities retained to provide advice with respect to or in connection with the Distribution;

iii.	all Liabilities under any SpinCo Benefit Arrangement, regardless of whether established prior to, on or following the Pre-Spin Transition Date; and

iv.	Liabilities and responsibilities expressly assumed or retained by any member of the SpinCo Group pursuant to this Agreement or the Separation Agreement.

(b)

Parent Liabilities. Except as otherwise expressly provided in this Agreement or the Separation Agreement, the Parent Group hereby retains (or assumes) and agrees to pay, perform, fulfill, and discharge all Liabilities to the extent relating to, arising out of, or resulting from or with respect to:

i.

the employment (or termination of employment), including with respect to any statutory or other Liabilities (except as otherwise provided in this Agreement), of each Parent Employee prior to, on, or after the Pre-Spin Transition Date, unless and until such employee becomes a SpinCo Employee on or after the Pre-Spin Transition Date (including all Liabilities with respect to any such employee to the extent relating to, arising out of, or resulting from Employment Taxes, Employee Agreements or any Parent Benefit Arrangement), subject to Section 2.01(c);

ii.

the retention (or termination of engagement), including with respect to any statutory or other Liabilities, prior to, on, or after the Pre-Spin Transition Date, of any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, non-payroll worker or any other individual in any other similar relationship to the extent the services provided by any such individual were primarily related to the Parent Group; provided that, for the avoidance of doubt, this Agreement is not intended to, and does not, address any Liabilities in respect of the services provided by consulting firms, investment advisory firms, valuation advisory firms, legal advisors or other third-party entities retained to provide advice with respect to or in connection with the Distribution; and

iii.	Liabilities and responsibilities expressly retained or assumed by any member of the Parent Group pursuant to this Agreement or the Separation Agreement.

(c)

Benefit Plan Assets and Liabilities. Subject to Article III hereof, the Parent and each other member of the Parent Group shall assign to the SpinCo Group, and the SpinCo Group shall assume, all assets and Liabilities of the Parent Savings Plans which are associated with SpinCo Employees and the Liabilities for any bonuses to any SpinCo Employees under any Parent Annual Bonus Plan accruing after 2021, but shall not assume any assets or Liabilities of the Parent Retirement Plan, any Parent NQDCPs or any Parent Annual Bonus Plan (other than any Liabilities for any bonuses under any Parent Annual Bonus Plan accruing after 2021). All other Parent Benefit Arrangement assets and liabilities shall be retained by Parent Group.

(d)

Other Liabilities. To the extent that this Agreement does not cover particular Liabilities or responsibilities that relate to, arise out of, or result from employment (or termination of employment), Employment Taxes, Employee Agreements or any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, such Liabilities and responsibilities shall be handled in a manner similar to the manner in which this Agreement handles comparable Liabilities and responsibilities, subject to the mutual agreement of the Parties, as evidenced by the written consent of an authorized officer of each Party.

Section 2.02 Employment with SpinCo.

(a)

Employment Transfers/Offers of Employment. Except as otherwise required by applicable local Law or expressly provided herein, no later than on or immediately prior to the Pre-Spin Transition Date, Parent Group has taken all actions necessary to ensure that prior to or on the Pre-Spin Transition Date all transferring employees of the Parent Group were employed by a member of the SpinCo (i.e., the SpinCo Employees).

(b)

No Severance. Except as otherwise required by applicable local Law or expressly provided herein, the Distribution and the assignment, transfer or continuation of employment of any employee of Parent Group in connection therewith (including in accordance with Section 2.02(a) hereof) shall not be deemed a separation from service or a termination of employment entitling such Employee to be eligible to participate in, or to receive payment of, severance benefits under any applicable Law, severance plan, policy, practice or arrangement of Parent Group, SpinCo Group, or any of their respective Affiliates; provided, however, that any employee of Parent Group or any of its Affiliates whose employment is not intended to be continued by Parent Group following the Pre-Spin Transition Date and is not assigned to a member of the SpinCo Group, and whose employment is terminated prior to or as of the Pre-Spin Transition Date, shall be deemed to have incurred a separation from service and shall be eligible to receive severance and benefits pursuant to the Parent Severance Plan. In the event that an employee who would otherwise be a SpinCo employee does not accept a transfer from Parent Group to the SpinCo Group, if such employee would be entitled to severance under the Parent Severance Plan, SpinCo shall be responsible for severance payments and benefits, if any, for such employee and shall provide such payments and benefits.

(c)

Compensation and Benefits. For a period of at least twelve (12) months following the Distribution Date, SpinCo shall (i) provide or shall cause to be provided to each SpinCo Employee compensation and employee benefit opportunities (exclusive of pension benefits, nonqualified deferred compensation benefits and equity compensation benefits) that are substantially comparable in the aggregate to the opportunities provided to such SpinCo Employee (or, in the case of SpinCo Employees who were not employed by the Parent Group as of immediately prior to the Pre-Spin Transition Date, to similarly situated employees of the Parent Group) immediately before the Pre-Spin Transition Date, (ii) maintain the long-term incentive compensation metrics and target payments for each SpinCo Employee (except as specified in Section 6.01(c)(ii) of this Agreement with regard to Parent Performance-Based Restricted Stock Units converted to SpinCo Performance-Based Restricted Stock Units); and (iii) provide no less favorable severance benefits to SpinCo Employees than those provided under the Parent Severance Plans. However, where employment terms and conditions providing for compensation or benefits exceeding those provided for in this subsection (c) are required by applicable local Law in order to avoid penalties or severance payments, compensation and benefits shall be provided as required by local Law.

(d)

Service Credit. SpinCo shall, and shall cause each member of the SpinCo Group to, give each SpinCo Employee full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable benefit accruals and benefit subsidies under any SpinCo Benefit Arrangement for such individuals’ service with any member of the Parent Group or any predecessor thereto, to the same extent such service was recognized by the applicable Parent Benefit Arrangement; provided, that, such service shall not be recognized to the extent such recognition would result in the duplication of benefits or is prohibited by local Law. In addition, and without limiting the generality of the foregoing provisions of this Section 2.02(d), (i) SpinCo shall cause each SpinCo Employee to be eligible to participate, without any additional waiting time, in any and all SpinCo Benefit Arrangements to the extent coverage under the SpinCo Benefit Arrangement is comparable to a Parent Benefit Arrangement in which the SpinCo Employee participated immediately before the Pre-Spin Transition Date (or such later date on which such individual became a SpinCo Employee) pursuant to the eligibility and waiting time provisions of such Parent Benefit Arrangement. Upon the Pre-Spin Transition Date, and from time to time thereafter as is reasonably necessary, Parent Group shall provide SpinCo with such Information as is necessary to make the proper calculations necessary to comply with the foregoing obligations.

(e)

Subsequent and Delayed Transfers. Notwithstanding anything in this Agreement to the contrary, certain transfers of employment to the SpinCo Group may occur following the Pre-Spin Transition Date, either as set forth in this Agreement (including Schedule A) or pursuant to a mutual agreement between the Parties to delay the employment transfer or to otherwise effectuate the employment transfer following the Pre-Spin Transition Date, in each case in connection with the Distribution. The provisions of Section 2.01 shall apply to each employee transferred to the SpinCo Group following the Pre-Spin Transition Date in accordance with the preceding sentence (to the extent such employee does not otherwise satisfy the definition of SpinCo Employee) as if such employee were a SpinCo Employee for purposes of such section. Additionally, to the extent any such employee does not otherwise satisfy the definition of SpinCo Employee, the Parties shall cooperate in good faith and use their commercially reasonable efforts to effectuate the other requirements and principles of this Agreement with respect to such employee, subject to the other provisions of this Agreement (including Sections 8.05 and 8.10).

(f)

No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any SpinCo Employee or other former, current or future employee of the Parent Group or SpinCo Group under any Parent Benefit Arrangement.

(g)

Amendment Authority. Except as otherwise provided in this Agreement, nothing in this Agreement is intended to prohibit any member of the Parent Group or SpinCo Group from amending or terminating any employee benefit plans, policies and compensation programs at any time on or after the Pre-Spin Transition Date.

(h)

No Commitment to Employment or Benefits. Nothing contained in this Agreement shall be construed as a commitment or agreement on the part of any person to continue employment with the Parent Group or SpinCo Group or, except as otherwise provided in this Agreement, as a commitment on the part of the Parent Group or SpinCo Group to continue the employment, compensation or benefits of any person for any period or to provide any recall or similar rights to an individual on layoff or any type of Leave of Absence. This Agreement is solely for the benefit of the Parent Group and SpinCo Group and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any SpinCo Employee or other current or former employee, officer, director or contractor of the Parent Group or SpinCo Group, other than the Parties and their respective successors and assigns.

Section 2.03 Establishment of SpinCo Plans and Trusts. As of the Pre-Spin Transition Date, SpinCo shall, or shall cause one of the other members of the SpinCo Group to, establish the following Benefit Arrangements for the benefit of the SpinCo Employees, with terms identical in substance to the terms of the corresponding Parent Benefit Arrangement, except as otherwise provided in this Agreement:

•	SpinCo Savings Plans

•	SpinCo Master Trust

•	SpinCo Welfare Plans

•	SpinCo Severance Plans

•	SpinCo NQDCP

•	SpinCo Annual Bonus Plans

•	SpinCo Equity Plans

Section 2.04 Termination of Participating Company Status. Effective as of the Pre-Spin Transition Date, SpinCo shall cease to be a participating company in the Parent Benefit Plans, and, as a result, SpinCo Employees shall cease to be eligible to participate in the Parent Benefit Plans.

Section 2.05 On-Leave US Employees. In addition to, and not in limitation of, the other provisions of this Agreement, SpinCo shall reimburse the Parent Group for all Liabilities incurred by any member of the Parent Group with respect to any On-Leave US Employee to the extent such Liabilities would be required to be assumed by any member of the SpinCo Group under this Agreement if such On-Leave US Employee were a US SpinCo Employee.

(a)

For purposes of this Section 2.05, “On-Leave US Employee” means each United States employee who, as of the Pre-Spin Transition Date, works primarily for the Spin-Off Businesses and is on any Leave of Absence, all as determined by the Parent.

(b)

The Parent Group shall invoice SpinCo for such Liabilities on a monthly basis, and SpinCo shall reimburse to the Parent Group for such Liabilities by wire transfer of immediately available funds on a monthly basis in arrears.

(c)

This Section 2.05 shall not apply to any Liabilities with respect to any On-Leave US Employee which are incurred after the date such On-Leave US Employee’s Leave of Absence ends for any reason, including due to return to active employment or commencement of long-term disability benefits.

(d)

This Section 2.05 shall not limit any other provision of this Agreement which assigns to the SpinCo Group or any member thereof any additional or different Liabilities or other responsibilities with respect to any On-Leave U.S. Employee.

ARTICLE III

U.S. QUALIFIED AND NON-QUALIFIED RETIREMENT PLANS

Section 3.01 Parent Retirement Plan. The Parent Retirement Plan, and all assets and Liabilities related thereto, shall remain with the Parent Group. For purposes of vesting and the pension benefit calculation only, SpinCo Employees’ employment with SpinCo shall be considered employment with the Parent Group for purposes of the Parent Retirement Plan. Not less frequently than twice per annum, SpinCo and Parent shall confer to determine whether any SpinCo Employees who are active participants in the Parent Retirement Plan have terminated employment with SpinCo.

Section 3.02 U.S. and Puerto Rico Savings Plans.

(a)

Establishment of SpinCo Savings Plans. As of the Pre-Spin Transition Date, SpinCo shall, or shall have caused one or more members of the SpinCo Group to, establish or maintain defined contribution savings plans with terms substantially similar, but maintaining the same vesting schedule, and with other terms sufficient to avoid a decrease in accrued benefits pursuant to Section 411(d)(6) of the Code and a related trust or trusts, to the Parent Savings Plans and the Parent Master Trust intended to satisfy the requirements of Sections 401(a) and 401(k) of the Code (such defined contribution savings plan or plans, the “SpinCo Savings Plans”). SpinCo shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain and administer the SpinCo Savings Plans so that they are qualified under Section 401(a) of the Code, that they satisfy the requirements of Section 401(k) of the Code and that the related trust or trusts thereunder (the “SpinCo Master Trust”) are exempt under Section 501(a) of the Code, and as soon as reasonably practicable following the Pre-Spin Transition Date SpinCo shall take all steps reasonably necessary to obtain favorable determinations from the IRS and La Hacienda (as appropriate) as to such initial qualification if an opinion letter is not then applicable to the SpinCo Savings Plans. SpinCo shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the SpinCo Savings Plans.

(b)

Contributions under the Parent Savings Plans as of the Pre-Spin Transition Date. All contributions accrued by SpinCo Employees under the Parent Savings Plans with respect to all employer contributions, including employee deferrals, matching contributions (including any true-up contributions, if applicable), profit-sharing contributions, employer non-elective contributions, and employer contributions for SpinCo Employees accrued for service provided by SpinCo Employees before the Pre-Spin Transition Date, determined in accordance with the terms and provisions of the Parent Savings Plans, ERISA and the Code, and based on all service performed and compensation accrued prior to the Pre-Spin Transition Date, shall be deposited by the Parent Group to the Parent Savings Plans as soon as administratively feasible following the Pre-Spin Transition Date. Any corrective contributions required to be made to the SpinCo Savings Plans shall be the responsibility of SpinCo.

(c)

Trustee-to-Trustee Transfer. As soon as practicable following the Pre-Spin Transition Date, Parent Group shall cause any and all assets and Liabilities of the accounts of SpinCo Employees under the Parent Savings Plans, and the value of the assets attributable to such accounts, to be transferred to the SpinCo Savings Plans in a “transfer of assets or Liabilities” in accordance with Section 414(1) of the Code. The assets and Liabilities to be transferred shall include (i) the allocable portion (in proportion to the aggregate account balances transferred to the SpinCo Savings Plans) of the forfeiture account held in the Parent Saving Plans as of the Pre-Spin Transition Date (net of any estimated unpaid plan expenses for the most recently completed plan year), and (ii) promissory notes evidencing plan loans. SpinCo shall cause the administrators of, and the trustees of the trust or trusts established under the SpinCo Savings Plans (including the SpinCo Master Trust) to accept such transfer, with such transfer to be administered in accordance with applicable Law (including Sections 411(d)(6) and 414(1) of the Internal Revenue Code of 1986). After the transfer has occurred, if on further review it is determined and agreed upon by the Parties that an incorrect amount of assets was transferred, there shall be a corresponding adjustment to correct any such mistake.

(d)

Outstanding Loans under the Parent Savings Plans. From the Pre-Spin Transition Date and until the date of the trustee-to-trustee transfer of their account balances, the SpinCo Employees who have outstanding loans originally made from the Parent Savings Plans shall be permitted to continue to repay such loans during their employment with SpinCo Group.

(e)	[Reserved]

(f)

Subsequent SpinCo Employees. The Parties further agree that, if any individual becomes a SpinCo Employee following the Pre-Spin Transition Date, in accordance with the proviso included in the definition of “SpinCo Employee”, as a result of such individual returning to active service after a period of leave (the date of such return, the “Return Date”, and such individual, a “Subsequent SpinCo Employee”), the foregoing provisions of Sections 3.02(b) through 3.02(e) shall apply to such Subsequent SpinCo Employee, provided that, for purposes of such Subsequent SpinCo Employee, all references to “Pre-Spin Transition Date” therein shall mean a date, as soon as practicable following the Subsequent SpinCo Employee’s Return Date, by which the Parent Group is able to fulfill all of its obligations under such Sections 3.02(b) through 3.02(e) with respect to such Subsequent SpinCo Employee.

Section 3.03 NQDCPs.

(a)	Establishment of Plan. Effective as of the Pre-Spin Transition Date, SpinCo shall establish or maintain the SpinCo NQDCP as set forth in Section 2.03 hereof.

(b)

Distribution Not a Distributable Event. The Parties acknowledge that, except as may be otherwise expressly provided under the terms of any Parent NQDCP or required under “Section 409A” (as defined below), neither the Distribution nor any transfers of employment incident thereto shall result in a distributable event for any SpinCo Employee or other SpinCo individual service provider under any Parent NQDCP.

(c)

Information Exchange. Following the Pre-Spin Transition Date and until all SpinCo Employees and other SpinCo individual service providers have commenced distributions of their benefits under the Parent NQDCPs, SpinCo agrees to notify the Parent in writing within thirty (30) business days after any SpinCo Employee or other SpinCo individual service provider with a vested balance under any Parent NQDCP experiences a separation from service with the SpinCo Group, in order to help facilitate the Parent’s administration of the SpinCo Employees’ and other SpinCo individual service providers’ Parent NQDCP benefits.

ARTICLE IV

INTERNATIONAL EMPLOYEES

Section 4.01 Schedule A. The general provisions and principles in this Article IV and the other terms and conditions of this Agreement are subject to the overriding terms and conditions of Schedule A, which will prevail to the extent of any conflict with this Agreement.

Section 4.02 Benefit Plans. Except as set forth in Schedule A, as of the Pre-Spin Transition Date, SpinCo shall, or shall cause one of its Affiliates to, establish international Benefit Arrangements that are substantially comparable in the aggregate to those Benefit Arrangements provided by Parent Group to International Employees immediately prior to the Pre-Spin Transition Date (the “International Benefit Arrangements”). SpinCo International Employees shall (A) be eligible to participate in the International Benefit Arrangements sponsored or maintained by SpinCo to the extent they were eligible to participate in the corresponding International Benefit Arrangements sponsored or maintained by the Parent prior to the Pre-Spin Transition Date, and (B) receive credit for vesting, eligibility and benefit service to the same extent recognized by Parent Group as of immediately prior to the Pre-Spin Transition Date for all service credited for those purposes under the corresponding International Benefit Arrangements sponsored by the Parent as if that service had been rendered to SpinCo.

Section 4.03 Cooperation/Works Councils. The Parties shall provide reasonable post-Distribution cooperation and assistance to each other with respect to the matters contemplated below by this Section 4.03. SpinCo shall, and shall cause its Subsidiaries to, render full reasonable cooperation to Parent Group in providing in due time all complete and accurate information required by Law or reasonably requested by employees, works councils, labor unions, employee representatives or any other persons or entities (including any information reasonably requested by Parent in connection with any employee-related litigation to which Parent or any Subsidiary is a party) with respect to Parent Group, their operations, their employees, their employee benefits arrangements, the creation of SpinCo, the Contribution, the Distribution, the Distribution Date, the Pre-Spin Transition Date and transfer of employment, the reasons for the transfer of employment, the legal, economic and social consequences of the transaction for the SpinCo Employees and the measures taken by SpinCo and its Subsidiaries in relation therewith. In addition, SpinCo shall, and shall cause its Subsidiaries to, provide Parent and its Subsidiaries with any other information that may be required to respond to any reasonable questions posed by employees, works councils, labor unions, employee representatives or any other persons or entities with respect to the Distribution and to attend, at Parent Group’s formal request, any meeting with such employees, works councils, labor unions, employee representatives or other persons or entities where necessary or legally required. SpinCo shall render full reasonable cooperation to Parent Group, and Parent Group shall render full reasonable cooperation to SpinCo, in each case providing in due time all information within its knowledge and engaging in any consultations, required by Law or reasonably requested by employees, works councils and/or unions and/or employee representatives that are required or initiated to accomplish the transfer of any SpinCo Employees to SpinCo as contemplated by this Agreement. SpinCo shall bear all expenses and costs of any compensation resulting from negotiations with works councils, unions and/or employee representatives, including expenses relating to any adjustments or additions to the terms and conditions of employment of any SpinCo Employees that result from such negotiations and which are approved by Parent; provided, however that Parent shall bear its own costs associated with these negotiations (e.g. travel time and expenses to participate in the negotiations). The Parties understand that the provisions of this Agreement may need to be subsequently modified in connection with the consultations and similar processes described in this paragraph and agree to negotiate any such subsequent modifications in good faith and in keeping with the Parties’ original intent behind the Agreement.

Section 4.04 Special Provisions. Notwithstanding any other provision in this Agreement to the contrary (including, but not limited to Section 6.01(a)(iv) of this Agreement), Parent’s Vice President of Total Rewards and SpinCo’s Chief Human Resources Officer, shall have the discretion, power, and authority to adopt and implement special provisions, rules, or procedures applicable to (i) the equitable adjustments in the case of an International Employee who has outstanding equity awards granted under the Parent Equity Plan or any incentive plan of Parent, where such grantee’s circumstances warrant a different treatment to the extent that such persons deem such different treatment to be equitable, necessary, or advisable, based on the advice of counsel; (ii) the good faith determination of the employer or former employer, as applicable, of each International Employee; (iii) errors in the timing of employment transfers of International Employees, (iv) issues pertaining to immigration law requirements, and (v) any other decisions regarding the employment, compensation, and benefit arrangements of one or more International Employees as are deemed equitable, necessary or advisable that are not otherwise contemplated by this Agreement (including Schedule A).

ARTICLE V

U.S. WELFARE AND FRINGE BENEFIT PLANS

Section 5.01 Health and Welfare Plans. This Section 5.01 shall apply only to US SpinCo Employees.

(a)

Eligibility. Effective on the Pre-Spin Transition Date (or, for any Subsequent SpinCo Employee, such employee’s Return Date), all SpinCo Employees shall cease to be eligible to participate in the Parent Welfare Plans. Effective as of the Pre-Spin Transition Date (or, for any Subsequent SpinCo Employee, such employee’s Return Date), SpinCo Employees shall be eligible to participate in health and welfare plans for the benefit of SpinCo Employees that mirror the Parent Welfare Plans (collectively, the “SpinCo Welfare Plans”).

(b)

Waiver of Conditions. SpinCo (acting directly or through its Affiliates) shall cause the SpinCo Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to any US SpinCo Employee, other than limitations that were in effect with respect to the US SpinCo Employee under the Parent Welfare Plans as of the Pre-Spin Transition Date, and (ii) provide recognition for service with Parent Group for any waiting period limitation or evidence of insurability requirement applicable to a SpinCo Group Employee; provided, that, service shall not be recognized to the extent such recognition would result in the duplication of benefits. Such waivers described in clauses (i) and (ii) of the foregoing sentence, with respect to the SpinCo Welfare Plans, shall apply to initial enrollment effective following the Pre-Spin Transition Date. Any pre-existing condition limitations, exclusions, and services conditions that remain applicable under the SpinCo Welfare Plans pursuant to clause (i) shall apply only to the extent allowable under HIPAA.

(c)	Allocation of Health and Welfare Assets and Liabilities.

i.

General Principles. SpinCo shall be responsible with regard to claims by any SpinCo Employees under any medical, prescription drug, dental, vision, life insurance, accidental death and dismemberment insurance, survivor income, business travel, employee assistance, wellness, long-term disability, short-term disability, supplemental short-term disability, tuition reimbursement, flexible spending and healthcare savings accounts, and adoption assistance plans or programs incurred on or after the Pre-Spin Transition Date. For purposes of the foregoing, the following claims and Liabilities shall be deemed to be “incurred” as follows: (v) survivor income, disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury, disability or accident giving rise to such benefits, (w) hospital-provided health, dental, prescription drug or other benefits, which become payable with respect to any hospital confinement, upon commencement of such confinement, (x) any other medical, prescription drug, dental, vision, flexible spending and health care savings accounts, employee assistance, and wellness, when the services are rendered, the supplies are provided or medication is acquired by the participant, and not when the condition arose, (y) tuition reimbursement, when the applicable course is completed, and (z) adoption assistance, when the adoption is final (per court order). The Parties agree that in no event may a SpinCo Employee receive benefits under any plan or program that results in a duplication of benefits.

ii.

Severance Plans. Except as otherwise specified in Schedule A, SpinCo shall be responsible with regard to claims for severance by any SpinCo Employees which terminate employment on or after the Pre-Spin Transition Date, with any claims paid under the SpinCo Severance Plans.

iii.

COBRA and HIPAA Compliance. Parent Group shall continue to be responsible for compliance with the health care continuation requirements of COBRA (including the requirements under the American Recovery and Reinvestment Act), the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Parent Welfare Plans with respect to any SpinCo Employees and any former employees of the Spin-Off Businesses located in the US who incur a qualifying event under COBRA on or before the Pre-Spin Transition Date. SpinCo shall assume responsibility for compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the SpinCo Welfare Plans, with respect to any SpinCo Employees who incur a qualifying event or loss of coverage under the SpinCo Welfare Plans after the Pre-Spin Transition Date. Parent Group and SpinCo Group agree that the consummation of the transactions contemplated by the Separation Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

iv.

Disability Benefits/Leave of Absence. For any Parent Employee who would be a SpinCo Employee but who has incurred a disability (within the meaning of the applicable provisions of the Parent Welfare Plans providing long-term disability benefits) on or before the Pre-Spin Transition Date, to the extent such disability has been approved by the administrator of the Parent Welfare Plans, such Parent Employee will continue to be covered under the Parent Welfare Plans, with respect to such disability (but not with respect to any reoccurrence of such a disability after such individual returns to active service with the SpinCo Group on or following the Pre-Spin Transition Date); for any Parent Employee who would be a SpinCo Employee but for being on short-term disability leave or any other Leave of Absence at the Pre-Spin Transition Date, such employee shall remain a Parent Employee. A Parent Employee who would be a SpinCo Employee but for receiving disability benefits or being on a Leave of Absence as of the Pre-Spin Transition Date shall automatically become a SpinCo Employee only if and when such employee returns to active service. Any right to reemployment for any individuals who were employed in the Spin-Off Businesses prior to the Pre-Spin Transition Date and who were on disability or Leave of Absence as of immediately prior to the Pre-Spin Transition Date shall be the obligation of the SpinCo Group and not of the Parent Group.

v.

Time-Off Benefits. As of the Pre-Spin Transition Date (or, for any Subsequent SpinCo Employee, such employee’s Return Date), each US SpinCo Employee shall be subject to SpinCo’s vacation, paid time off, and other time-off policies (including, for the avoidance of doubt, any policies governing leaves of absence); provided, however, that SpinCo shall provide US SpinCo Employees with credit for employment service with Parent Group or any member of the Parent Group for purposes of determining each US SpinCo Employee’s eligibility for and future accruals of vacation days under SpinCo’s vacation policy; provided that such service shall not be recognized to the extent such recognition would result in the duplication of benefits under any such policies. To the extent required by applicable Law, SpinCo shall credit (or continue to credit) each US SpinCo Employee with the amount of accrued but unused vacation time, paid time off, and other time-off benefits (including, for the avoidance of doubt, leave of absence benefits) as such US SpinCo Employee had with the Parent Group or the SpinCo Group as of immediately before the Pre-Spin Transition Date (or, for any Subsequent SpinCo Employee, such employee’s Return Date).

vi.

Tuition Reimbursement Benefits. To the extent that tuition liabilities that are a Liability of Parent Group (under clause (c)(i), above) are paid by SpinCo Group, Parent Group will reimburse SpinCo Group upon the timely request of SpinCo Group for such reimbursement.

Section 5.02 Unemployment Compensation. Prior to the Pre-Spin Transition Date, members of the Parent Group shall be responsible for making any required state unemployment contributions with respect to US SpinCo Employees or former US SpinCo Employees. If applicable, the Parties agree that the SpinCo Group will apply to dissolve any joint unemployment accounts covering US SpinCo Employees maintained with the Parent Group, effective on December 31, 2021, and SpinCo Group shall establish new accounts covering US SpinCo Employees as necessary to comply with such obligations for periods beginning on the Pre-Spin Transition Date.

Section 5.03 Workers’ Compensation. The Parent Group shall be solely responsible for all workers’ compensation claims of US SpinCo Employees and former US SpinCo Employees with respect to Workers’ Compensation Events occurring before the Pre-Spin Transition Date. The SpinCo Group shall be solely responsible for workers’ compensation claims of US SpinCo Employees and former US SpinCo Employees with respect to Workers’ Compensation Events occurring on or after the Pre-Spin Transition Date, except for claims that are defined by individual state workers’ compensation boards as “cumulative trauma” claims which shall be treated according to applicable law.

ARTICLE VI

EQUITY, INCENTIVE AND DIRECTOR AND EXECUTIVE COMPENSATION PROGRAMS

Section 6.01 Equity Incentive Programs.

(a)	General Principles.

i.

Parent Group and SpinCo Group shall take any and all reasonable actions as shall be necessary and appropriate to further the provisions of this Article VI, including, to the extent practicable, providing written notice or similar communication to each employee or other individual who holds one or more awards granted under the Parent Equity Plans informing such employee of (i) the actions contemplated by this Article VI with respect to such awards and (ii) whether (and during what time period) any “blackout” period shall be imposed upon holders of awards granted under the Parent Equity Plan during which time awards may not be exercised or settled, as the case may be.

ii.

From and after the Distribution, a grantee who has outstanding awards under the Parent Equity Plan shall be considered to have been employed by SpinCo Group to the same extent as considered employed by Parent Group before and after the Distribution for purposes of vesting.

iii.

No award described in this Article VI, whether outstanding or to be issued, adjusted, substituted, assumed, converted or cancelled by reason of or in connection with the Distribution, shall be issued, adjusted, substituted, assumed, converted or cancelled until in the judgment of the administrator of the applicable plan or program such action is consistent with all applicable Laws, including federal securities Laws. Any period of exercisability will not be extended on account of a period during which such an award is not exercisable pursuant to the preceding sentence.

iv.	SpinCo International Employees shall be subject to this Article VI to the same extent as US SpinCo Employees.

(b)

Establishment of SpinCo Equity Plan. On or prior to the Distribution Date, SpinCo shall establish equity award plans for the benefit of eligible SpinCo Employees that are substantially similar to the Parent Equity Plans (the “SpinCo Equity Plans”).

(c)	Options, Performance Restricted Stock Units and Restricted Stock Units.

i.

Options. Each Parent Option shall, as of the Distribution Date automatically and without any action on the part of the holder thereof, be converted into a SpinCo Option in accordance with the succeeding paragraphs of this Section 6.01(c)(i). The number of shares subject to the SpinCo Option shall be equal to the number of shares of Parent Group common stock subject to the Parent Option multiplied by the Equity Exchange Ratio, with the resulting number of shares subject to the SpinCo Option being rounded down to the nearest whole share. The per share exercise price of the SpinCo Option shall be equal to the per share exercise price of the Parent Option immediately prior to the Distribution Date divided by the Equity Exchange Ratio, which amount shall be rounded up to the nearest whole cent. Except as otherwise provided herein, the terms and conditions applicable to the SpinCo Options shall be substantially identical to the terms and conditions applicable to the corresponding Parent Option, including the terms and conditions relating to vesting and the post-termination exercise period (as set forth in the applicable plan, award agreement or in the option holder’s then applicable employment agreement with Parent Group, which terms shall remain in effect even after the expiration or termination of such employment agreement). Notwithstanding anything in this Section 6.01(c)(i) to the contrary, the number of shares subject to the converted SpinCo Option and the per share exercise price of the converted SpinCo Option may be adjusted to provide that the aggregate in-the-money value of the SpinCo Option immediately following the Distribution Date is equal to the aggregate in-the-money value of the corresponding Parent Option immediately prior to the Distribution Date to the extent such adjustments comply with Section 409A of the Code. To the extent that 421(a) of the Code applies to any Parent Option, or a Parent Option is structured to avoid the application of Section 409A of the Code, the adjustments described in this Section 6.01(c)(i) will be subject to such modifications, as any, as are required to cause the adjustment contemplated by this Section 6.01(c)(i) to be made in a manner consistent with Section 409A or 421(a) of the Code, as applicable.

ii.

Performance Restricted Stock Unit Awards. Each Parent Performance Restricted Stock Unit (“PRSU”) shall, as of the Distribution Date automatically and without any action on the part of the holder thereof, be converted into a number of SpinCo PRSUs equal to the number of units of Parent PRSUs multiplied by the Equity Exchange Ratio, with the resulting number of units being rounded up to the nearest whole unit. The performance-vesting conditions of each SpinCo PRSU shall be deemed to have been met at the following levels:

(A)	With regard to the portion of the Performance Period (as defined in the PRSU award agreements) completed as of the Distribution Date:

1.

PRSUs granted for the performance period of 2020 to 2022 shall be deemed to have met 50% of their performance targets at the end of the Restriction Period (as defined in the PRSU award agreements); and

2.	PRSUs granted for the performance period of 2021 to 2023 shall be deemed to have met 82.5% of their performance targets at the end of the Restriction Period.

(B)	With regard to the portion of the performance period occurring after the Distribution Date, PRSUs shall be deemed to have met 100% of their performance targets at the end of the Restriction Period.

For avoidance of doubt, SpinCo PRSUs will not vest until the end of the applicable Restriction Periods. Following the Distribution Date, the SpinCo PRSUs shall remain subject to the same terms and conditions as applicable to the corresponding Parent PRSUs prior to the Distribution Date, except with regard to the performance criteria and vesting dates.

iii.

Restricted Stock Unit Awards. Each Parent Restricted Stock Unit shall, as of the Distribution Date automatically and without any action on the part of the holder thereof, be converted into a number of SpinCo Restricted Stock Units equal to the number of units of Parent Restricted Stock Units multiplied by the Equity Exchange Ratio, with the resulting number of units being rounded up to the nearest whole unit, subject to restrictions and other terms and conditions terms and conditions substantially identical to those that applied to the Parent Restricted Stock Units immediately before the Pre-Spin Transition Date.

(d)

Employee Stock Purchase Plan. SpinCo will not be required to establish an employee stock purchase plan. Employees of SpinCo shall not be eligible to participate in any Offering Period of the Parent ESPP beginning on or after the Pre-Spin Transition Date. All payroll deductions under the Parent ESPP shall cease following the last payroll payment date prior to the Pre-Spin Transition Date. If an option period would be in progress on the Pre-Spin Transition Date, it shall be shortened so that the exercise shall occur by the day prior to the Pre-Spin Transition Date.

(e)

Registration and Other Regulatory Requirements. As soon as practicable following the Distribution Date, SpinCo shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering shares of SpinCo common stock subject to issuance upon the exercise of the SpinCo Options issuable in accordance with the provisions of this Article VI. Parent Group shall cooperate with and assist SpinCo in the preparation of such registration statement. SpinCo shall keep such registration statement effective (and maintain the current status of the prospectus required thereby) for so long as any SpinCo Options in respect of SpinCo common stock remain outstanding.

(f)

Section 16. By approving the adoption of this Agreement, the respective boards of directors of each of Parent Group and SpinCo intend to exempt from the short swing profit recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, by reason of the application of Rule 16b-3 thereunder, all acquisitions and dispositions of equity incentive awards by non-employee directors and officers of each of Parent Group and SpinCo.

(g)

Liabilities for Settlement of Awards. From and after the Distribution Date SpinCo shall be responsible for all Liabilities associated with SpinCo Equity Awards, including any option exercise, share delivery, registration or other obligations related to the exercise, vesting or settlement of the SpinCo Equity Awards.

(h)

Tax Reporting and Withholding for Equity Based Awards. SpinCo will be responsible for all income, payroll, or other tax reporting related to income of SpinCo Employees and non-employee directors from SpinCo Equity Awards. Further, a member of the SpinCo Group shall be responsible for remitting applicable Tax withholdings for SpinCo Employees to each applicable taxing authority.

(i)

Savings Clause. The Parties hereby acknowledge that the provisions of this Article VI are intended to achieve certain Tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

Section 6.02 Annual Bonus Plans. Effective as of the Pre-Spin Transition Date, SpinCo shall establish or maintain the SpinCo Annual Bonus Plans as set forth in Section 2.03 hereof. Parent Group shall pay each SpinCo Employee such employee’s earned and accrued annual bonus for 2021 according to the terms of the Parent Group’s applicable Annual Bonus Plans, but shall not be responsible for (and SpinCo shall assume all Liabilities for) any bonuses to any SpinCo Employees under any Parent Annual Bonus Plan accruing after 2021.

ARTICLE VII

DEDUCTIONS

Section 7.01 Deductions.

(a)

Garnishments, Tax Levies, Child Support Orders, and Wage Assignments. With respect to any SpinCo Employees with garnishments, tax levies, child support orders, or wage assignments in effect immediately prior to the Pre-Spin Transition Date (or, for any Subsequent SpinCo Employee, such employee’s Return Date), a member of the SpinCo Group shall, to the extent permitted by applicable Law, honor such payroll deduction authorizations and shall continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was filed prior to the Pre-Spin Transition Date (or, for any Subsequent SpinCo Employee, such employee’s Return Date).

(b)

Authorizations for Payroll Deductions. Unless otherwise prohibited by this Agreement, a Benefit Plan document, or applicable Law, with respect to SpinCo Employees with authorizations for payroll deductions and direct deposits in effect immediately prior to the Pre-Spin Transition Date (or, for any Subsequent SpinCo Employee, such employee’s Return Date), a member of the SpinCo Group shall honor such payroll deduction authorizations and shall not require that such SpinCo Employee submit a new authorization to the extent that the type of deduction does not differ from that made prior to the Pre-Spin Transition Date (or, for any Subsequent SpinCo Employee, such employee’s Return Date). Such deduction types include, without limitation, contributions to any Benefit Plan and direct deposit of payroll, employee relocation loans, and other types of authorized company receivables usually collectible through payroll deductions.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Access to Records and Information. Each Party shall provide access upon reasonable request (to the extent permissible under applicable privacy/data protection Laws) to the other Party to any and all employment records, all Form I-9s and other Information with respect to the SpinCo Employees and any other employees of SpinCo described in Section 2.02(e) that are in the possession of such Party or any of its Affiliates.

Section 8.02 Cooperation. After the Distribution Date, each Party shall upon reasonable request provide the other Party and the other Party’s respective Affiliates, agents and vendors all Information reasonably necessary to the other Party’s performance of its obligations hereunder. The Parties agree to use their respective best efforts and to cooperate with each other in order to carry out their obligations hereunder and to effectuate the terms of this Agreement. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection Laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any claims under or audit of or litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority, and (iv) any audits by a Governmental Authority or corrective actions, relating to any benefit plan, labor or payroll practices; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations. For the avoidance of doubt, the Parties’ duties and obligations under this paragraph shall be in addition to, and not in lieu of, the Parties’ duties and obligations under Section 4.03 above.

Section 8.03 Asset Recoupment. To the extent the Parent Group holds any repayment “claw-back” or recoupment rights with respect to remuneration paid or provided to SpinCo Employees (e.g., the right to require repayment of compensation upon a termination of employment) in connection with any loan or advance to a SpinCo Employee, such rights are retained by Parent Group. To the extent allocable by applicable law, SpinCo shall recoup such payments from final pay of a terminating SpinCo Employee, and to the extent not recouped, SpinCo shall notify Parent of any terminations of employment, for SpinCo Employees who are subject to repayment rights, within 30 days of such termination.

Section 8.04 No Third-Party Beneficiaries. This Agreement will not create any third-party beneficiary rights, nor will it be enforceable by any Employee, any person representing the interest of Employees, or any spouse, dependent or beneficiary of any Employee, nor will anything herein be or be deemed an amendment to any Benefit Plan. This Agreement is solely an agreement between and for the benefit of the Parties to this Agreement and will be enforceable by them. No term of this Agreement will be deemed to create any contract with any Employee or to give any Employee the right to be retained in the employment of the Parent Group or SpinCo, or to interfere with the Parent Group’s or SpinCo’s right to terminate the employment of any employee at any time.

Section 8.05 Compliance. The agreements and covenants of the Parties hereunder shall at all times be subject to the requirements and limitations of applicable Law (including, for purposes of Article IV, local rules and customs relating to the treatment of pension plans) and collective bargaining, works council, or other similar agreements. Where an agreement or covenant of a Party hereunder cannot be effected in compliance with applicable Law or an applicable collective bargaining, works council, or other similar agreement, the Parties agree to negotiate in good faith to modify such agreement or covenant to the least extent possible in keeping with the original agreement or covenant in order to comply with applicable Law or such applicable collective bargaining agreement. Each provision of this Agreement is subject to and qualified by this Section 8.05, whether or not such provision expressly states that it is subject to or limited by applicable Law or by applicable collective bargaining, works council, or other similar agreements. Each reference to the Code, ERISA or the Securities Act or any other Law shall be deemed to include the rules, regulations and guidance issued thereunder.

Section 8.06 Preservation of Rights. Unless expressly provided otherwise in this Agreement, nothing herein shall be construed as a limitation on the right of Parent or SpinCo to (a) amend, modify or terminate any Benefit Plan or (b) terminate the employment of any Employee.

Section 8.07 Reimbursement. The Parties acknowledge that the Parent, on the one hand, and SpinCo, on the other hand, may incur costs and expenses (including, without limitation, contributions to Benefit Plans and the payment of insurance premiums) which are, as set forth in this Agreement, the responsibility of the other Party. Accordingly, the Parties agree to reimburse each other for Liabilities and obligations for which such Party is responsible, and shall provide such reimbursement reasonably promptly and in accordance with the terms of any agreement between the Parties or their Affiliates expressly addressing such matters.

Section 8.08 Section 409A. It is the intent of the Parties that this Agreement and all arrangements referenced herein either be exempt from, or comply with, Section 409A of the Code (“Section 409A”), and, to the maximum extent possible, each provision of this Agreement that pertains to any amount that constitutes “deferred compensation” for purposes of Section 409A shall be interpreted and construed in accordance therewith.

Section 8.09 Limitation on Enforcement. This Agreement is an agreement solely between the Parties. Nothing in this Agreement, whether express or implied, shall be construed to: (a) confer upon any current or former Employee of the Parent or SpinCo, or any other person any rights or remedies, including, but not limited to any right to (i) employment or recall; (ii) continued employment or continued service for any specified period; or (iii) claim any particular compensation, benefit or aggregation of benefits, of any kind or nature; or (b) create, modify, or amend any Benefit Plan.

Section 8.10 Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use commercially reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as the other party may reasonably request to effectuate the purposes of this Agreement and carry out the terms hereof; (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable to consummate the transactions contemplated by this Agreement; provided that no Party shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom those consents, approvals and amendments are required, or to take any action or omit to take any action described in this paragraph if the taking of action or the omission to take action would be unreasonably commercially burdensome to the Party or the business thereof, in which case the Parties agree to negotiate in good faith to modify the provision of this Agreement that requires such action or omission to the least extent possible, in keeping with the Parties’ original intent behind such provision, to remove such unreasonable commercial burden.

Section 8.11 Third Party Consent. If the obligation of any Party under this Agreement depends on the consent of a third party, such as a vendor or insurance company, and that consent is withheld, the Parties shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of a third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner, taking into account the original purposes of the provision in light of the Distribution and communications to affected individuals.

Section 8.12 Effect if Distribution Does Not Occur. If the Distribution does not occur, then all actions and events that are to be taken under this Agreement, or otherwise in connection with the Distribution, shall not be taken or occur, except to the extent specifically provided by Parent, and any actions already taken shall be revoked and unwound.

Section 8.13 Disputes. The Parties agree to use commercially reasonable efforts to resolve in an amicable manner any and all controversies, disputes and claims between them arising out of or related in any way to this Agreement. The Parties agree that any controversy, dispute or claim (whether arising in contract, tort or otherwise) arising out of or related in any way to this Agreement that cannot be amicably resolved informally will be resolved pursuant to the dispute resolution procedures set forth in Article VII of the Separation Agreement.

[SIGNATURE PAGE FOLLOWS]

The Parties have caused this Agreement to be signed by their authorized representatives on or as of the 1st day of March, 2022.

PARENT

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary

SPINCO

By:	/s/ Vafa Jamali
Name:	Vafa Jamali
Title:	President and Chief Executive Officer

[Signature Page to Employee Matters Agreement]